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                                                                    Exhibit 10.6


                            DATED    July 11, 2000
                            ----------------------





                             E COMMERCE GROUP INC


                                    ~ and ~


                            RICHARD CHARLES NICHOLS






                                   EXECUTIVE
                               SERVICE AGREEMENT



                                  Shoosmiths
                                 Regents Gate
                                 Crown Street
                                    Reading
                               Berkshire RG1 2PQ

                                 Ref: NDH.DXN
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DATED:                                                 July 11, 2000

PARTIES:

1. E COMMERCE GROUP INC whose registered office is at Regents Gate, Crown Street, Reading, Berkshire, RG1 2PQ ("the Company"); and

2. Richard Charles Nichols of Hawkers Hill Farm, Knapp Lane, Ampfield, Hampshire, SO51 9BT ("the Executive")


1.   INTERPRETATION

     1.1. In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:-

          "Board" the board of directors of the Company from time to time and includes any committee of the board of directors duly appointed by it;

          "Companies Acts"    the Companies Act 1985 and the Companies Act 1989;

          "Confidential       For the purposes of this Agreement Confidential
          Information"        Information Information shall mean all the
                              private, confidential and/or secret information concerning the Company's business, business, relationships or financial affairs details of which are not in the public domain or not generally known, such information being highly sensitive and highly confidential by reason of the damage that could be done to the Company's business by any disclosure to or use by any third party of any such information including but without limitation to: -

                              (i) all inventions, trade secrets, products, processes, methods, techniques, formulae, compositions, compounds, projects, developments, plans, research data, technical data, trial results, software source code listings and all component sourcing and other technical information relating to the Company's business and the development and exploitation of the Company's products whether or not the same are protected as intellectual property through patents, copyright, rights in designs or the like; and

                              (ii) all other confidential information with regard to the business and financial affairs of the Company including financial and personnel data and that of the Company's customers and suppliers, and including customer and supplier lists, business development, sales lead information, marketing information and pricing policies and structures, details of customer orders and requirements, any proposals relating to the acquisition or disposal of a company or part thereof or the expansion or contraction of any of the Company's activities; and

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                              (iii)  any other information, whether or not in
                                     writing marked either Sports Fitness and Leisure Limited or E Commerce Group Inc Personal/Private/Proprietary data or any items specifically brought to the Executive's attention as constituting a trade secret or being of a confidential nature, even if not so marked and any other information of any kind directly or indirectly related to the business of the company or to the business of any client or supplier of the Company or any third party which comes to the Executive's knowledge during the course of your employment (whether or not in the proper performance of the Executive's duties).

                              In the above definition references to the Company, Sports Fitness and Leisure Limited and E Commerce Group Inc shall also apply as if references to any of its or their Group Companies was substituted.

          "Copyright"         all copyright works and designs originated
                              conceived written or made by the Executive alone or with others during the course of his employment by the Company (except only those works originated conceived written or made by him wholly outside his normal working hours and which are totally unconnected with his appointment).

          "Group Company"     shall mean any Company which is a Subsidiary
                              Company or a Holding Company of the Company or a Subsidiary of any such Holding Company.

          "Holding Company"   shall mean a holding Company as defined under
                              section 736 of the Companies Act 1985

          "Subsidiary
          Company"            shall mean a subsidiary company as defined under
                              section 736 of the Companies Act 1985.

     1.2. Unless otherwise stated references to Clauses sub-clauses and Schedules are references to Clauses and sub-clauses of and Schedules to this Agreement.

     1.3. Clause headings are for ease of reference only and do not affect the construction or interpretation of this Agreement.

     1.4. References to persons shall include bodies corporate, unincorporated associations and partnerships.

     1.5. References to the singular shall include the plural.

     1.6. References to writing shall include e-mail, word processing, typewriting, printing, lithography, photography and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

     1.7. Words and expressions defined in or for the purposes of the Companies Acts shall bear the same meanings in this Agreement unless the context otherwise requires.

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2.   APPOINTMENT AND COMMENCEMENT

     2.1. The Executive is hereby appointed, as of the date of this Agreement, in the capacities specified in Schedule 1 and shall continue to be employed in that capacity and hold such office as Executive unless at any time any such employment and directorship is terminated in accordance with the provisions of Clause 17 or 18.

     2.2. The Executive's employment with the Company (through its subsidiary Sports Fitness and Leisure Limited) is deemed to have commenced on the date specified in Schedule 1 and his period of continuous employment shall accordingly be treated as commencing on that date.


3.   DUTIES OF THE EXECUTIVE

     3.1. During the continuance of his appointment the Executive shall be required to:

          3.1.1. faithfully and to the best of his abilities, serve the Company and one or more of its Group Companies as directed by the Company;

          3.1.2. use his best endeavours to promote and protect the interests of the Company, any of its Group Companies, their employees and their future growth;

          3.1.3. diligently perform such duties and exercise such powers in relation to the conduct of the affairs of the Company and any one or more of its Group Companies (including performing duties as requested by the Board from time to time by serving on the Board of any Group Company) as may from time to time be assigned to him by the Board, obeying at all times the lawful and reasonable instructions or directions given to him by or under the authority of the Board and in particular he shall be required to undertake the duties and responsibilities set out in Schedule 2.

     3.2. The Executive accepts that the Company may if necessary require him to perform other duties or tasks not within the scope of his normal duties and he hereby agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

     3.3. The Executive hereby agrees to comply with all policies of the Company applicable to him, including its policy on the purchase and sale of its stock, as such policies are in effect from time to time.


4.   HOURS OF WORK

     The Executive shall throughout the period of his employment devote diligently such amount of his time, as is mutually agreed with the Board, to his duties under this Agreement during normal business hours (which are from 9.00 a.m. to 5.30 p.m. Monday to Friday each week) ("Core Hours") and at such other times as the Company or his duties may reasonably request (unless prevented by ill-health from so doing). The Company does not make payments for overtime working to persons working at the level or position of the Executive and the Executive Director shall be required to may work such additional hours as may be necessary in order properly to perform

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     his duties under this Agreement. The Executive hereby accepts that he is a managing executive as an employee of the Company with he has autonomous decision-taking powers and may choose or determine in relation to the duration of his working time (over and above the Core Hours set out above) for the purposes of Regulation 20 of the Working Time Regulations 1998 such that the limits set out in Part II of those Regulations do not apply in his case.


5.   PLACE OF WORK

     The Executive's principal place of work shall be as set out in Schedule 1. The Company reserves the right to change the Executive's principal place of work to any other location within the UK with the Executive's agreement, such agreement not to be unreasonably withheld.

     During his employment hereunder the Executive shall travel at the Company's expense to such places and in such manner as the Board may reasonably require. The Executive is referred to the Travel Expenses Policy at
     Schedule 4 for further details.


6.   REMUNERATION

     6.1  The Executive shall be entitled to a basic annual salary as set out in
          Schedule 1 and such salary shall accrue on a daily basis and be payable monthly in arrears on the last working day of the month by credit transfer. In addition to such salary the Company may in its absolute discretion pay the Executive an Annual Performance Bonus in accordance with an Annual Performance Bonus Scheme ("the Scheme") from time to time in force. Details of the first year of the Scheme are set out in Schedule 3. Any Scheme is subject to change at the discretion of the Board at any time during any year. If applicable the Executive will be issued with new Scheme details at the beginning of each financial year. Notwithstanding any other terms of a Scheme, the final decision as to whether to award an Annual Performance Bonus to the Executive remains at the discretion of the Board.

     6.2 The Executive's salary shall be reviewed by the Board annually in June each year and may be revised taking into account the responsibilities then undertaken by the Executive, his performance in carrying out those responsibilities and the performance of the Company. Notwithstanding the above, the Company shall not be obliged to make any increases in salary.

     6.3 In addition to his remuneration the Executive shall be repaid all travelling, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines, policies or regulations issued by the Company in this respect and subject to the production to the Company of the requisite vouchers or documentary evidence of such expenditure.

     6.4 The Company will be entitled to deduct from any salary due to the Executive any monies that may be due and owing by the Executive to the Company such as excess of bonus/commission paid, advance payments for anticipated expenses in excess of those expenses actually being incurred by the Executive and pay received for holiday taken in excess of the Executive's entitlement. Where any property or money belonging to the Company or any Group Company or any client, customer, visitor or other employee of the Company or Group Company is lost or damaged (as the case

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          may be) through the Executive's negligence or recklessness or through any breach of the Company's rules or any dishonesty on the Executive's part, the Company reserves the right to require the Executive to pay for any such loss or damage either by a deduction from the Executive's salary or by any other method acceptable to the Company. Deductions will normally be made in the month following the month in which the over payment is made or when the debt falls due and payable or any excess holiday is taken or when the loss is incurred or identified, but the Company reserves the right to make deductions at any time, including upon termination of employment when the Company may make deductions from any salary or bonus due at any time during the notice period.

     6.5 The Executive shall not be entitled to receive any directors' fees or other remuneration by virtue of holding his offices as directors of the Company or other Group Companies.


7.   BENEFITS IN KIND

     The Company shall provide the Executive with the benefits set out in
     Schedule 5.


8.   HOLIDAYS

     8.1. The Executive shall be entitled to a basic allowance of 20 days holiday in every calendar year which runs from 1/st/ January to 31/st/ December. The Executive shall take holiday entitlement at times agreed in advance with the Board. Such holiday shall be exclusive of Bank and other Public Holidays and shall be taken at such times as shall be agreed by the Board. If the Executive is required to work on a Bank or other Public Holiday, he shall be entitled to extra holiday equal to the period worked to be taken as agreed in writing in advance with the Company.

     8.2. The basic holiday entitlement shall vary according to length of service. For the holiday year next following the completion of 2 continuous years service the entitlement shall be increased to 21 subsequent increases up to a maximum of 24 days as set out below: -

          Years of Completed Continuous      Number of Holiday
          Service as at 1/st/ January        days

                   2                              21
                   3                              22
                   4                              23
                   5                              24


     8.3. No payment shall be made in respect of holiday not taken in a holiday year. However at the Board's discretion up to 5 days holiday from any holiday year may be carried forward to the next holiday year providing that Holiday Entitlement so carried forward must be used by the end of March in that next holiday year.

     8.4. Upon termination of his employment hereunder for whatever reason the Executive shall as appropriate either be entitled to holiday pay in lieu of holiday entitlement outstanding or be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for the calculation of such

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          payment shall be 1/260 x annual basic salary for each day and the
          Executive's entitlement to holiday will be deemed to have accrued at the rate of one twelfth of current annual entitlement for each complete month of employment in the Holiday year.


9.   INCAPACITY

     9.1 If the Executive is absent from work for any reason, and his absence has not previously been authorised by the Board, he must inform a fellow Executive both of the fact of his absence and give an indication of the date when he expects to be able to return to work. This information should be given as soon as reasonably practicable on the first day of absence. The Executive should inform the Company as soon as possible of any change in the date of his anticipated returns to work.

     9.2 Such notification does not necessarily approve such absences. Absences which are considered excessive in the Board's opinion may lead to disciplinary action up to and including termination of employment.

     9.3 If the Executive is absent from work due to sickness or injury for more than seven calendar days (including weekends) he must provide the Company with a medical certificate on the eighth day of sickness or injury. Thereafter medical certificates must be provided to the Company on a weekly basis.

     9.4 Immediately following the Executive's return to work after a period of absence which has not previously been authorised by the Company, he is required to complete a Self Certification Form stating the dates of and the reason for his absence, including details of sickness on non-working days as this information is required by the Company for calculating Statutory Sick Pay entitlement. Self-Certification Forms will be retained in the Company's record. Self-Certification Forms are available from the Finance Director and the completed form should be returned to the Finance Executive.

     9.5 The Executive may be required at any time to attend a doctor or clinic ("the Medical Advisor") nominated by the Company to be medically examined whether or not he is suffering or has suffered any period of sickness or incapacity for work. The Executive shall ensure the prompt delivery of the relative report to the Company. Notwithstanding the provisions of the Access to Medical Reports Act 1988 the Executive will allow the Company access to any medical report relating to his physical or mental health by a medical practitioner during the period of his employment under this Agreement.

     9.6 The Executive authorises his medical notes and clinical records to be released by his medical practitioner to the Medical Adviser if the Company deems it necessary to obtain them for the purpose of establishing the Executive's true medical position and/or verify the true reason for absence.

     9.7 The Executive authorises the Medical Adviser to disclose the results of the medical examination and discuss with the Company any matter arising from such medical examination which might impair him in properly discharging his duties and responsibilities. Should the Medical Adviser advise the Company that the Executive is fit to return to work, the Company shall cease payment of any sick pay whether SSP or Company Sick Pay.

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     9.8    If any incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Executive shall forthwith notify the Board of that fact and of any claim compromise settlement or judgment made or awarded in connection therewith and shall give to the Board all such particulars of such matters as the Board may reasonably require. All sums paid to the Executive during any such period of incapacity shall be paid by way of loan only and shall if so required by the Board be refunded to the Company provided that the Executive shall not be required to refund a sum exceeding whichever is the less of:-

            9.8.1 the amount of damages or compensation recovered by him under such compromise settlement or judgment specifically allocated to loss of earnings in respect of the period from the date at which the Executive is first absent until the date of compromise settlement or judgment or the Executive's return to work if earlier less any costs in connection therewith borne by the Executive; and

            9.8.2 the aggregate of the remuneration paid to him by way of salary in respect of the period of such absence as the Company may determine.


10.  SICK PAY

     10.1. If the Executive is absent from work due to sickness or injury, and subject to the Executive's compliance with the Company's requirements regarding notification of absence and proof of incapacity, the Company may at its absolute discretion pay the Executive his normal salary for such period as the Company thinks fit or appropriate ("Company Sick Pay").

     10.2 When calculating Company Sick Pay, deductions will be made for any state sickness or other Social Security benefits which the Executive is eligible to receive (whether or not he claims such benefits).

     10.3 Company Sick Pay shall be deemed to include any Statutory Sick Pay which the Executive may be entitled to receive under the legislation and regulations from time to time in force.

     10.4 The Company reserves the right to withhold payment or deduct from the Executive's salary one day's pay for each day of Unauthorised Absence from work. The Board will make any decision concerning this matter. "Unauthorised Absence" means failure to report for work otherwise than due to: -

            10.4.1 genuine sickness or injury notified to the Company in accordance with the Company's procedures; or

            10.4.2  leave for which permission has been granted by the Board; or

            10.4.3 genuine reasons outside the Executive's control which are acceptable to the Company as agreed by the Board.

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11.  PENSION

     The Company does operate a pension Scheme (the SFL Occupational (Money Purchase) Stakeholder Scheme) ("the Scheme") and the Company will contribute on a monthly basis a sum equivalent to 10% of the Executive's monthly salary into the Scheme.


12.  COPYRIGHT

     12.1. The Executive shall promptly disclose to the Company all Copyright Work and shall hold it in trust for the Company until all rights in such Copyright Work shall be fully and absolutely vested in the Company.

     12.2. The Company shall be entitled to make such additions deletions alterations or adaptations to or from any Copyright Work as it shall in its absolute discretion determine and

            12.2.1. the Executive hereby assigns to the Company by way of future assignment all copyright, design right (whether registered or unregistered) and other proprietary rights (if any) for the full terms thereof throughout the World in respect of all Copyright Work;

            12.2.2. the Executive hereby irrevocably and unconditionally waives in favour of the Company any and all moral rights conferred on him by Chapter IV of Part I of the Copyright Designs and Patents Act 1988 for any work in which the copyright or design right is vested in the Company whether by sub-clause
                    12.2.1 or otherwise; and

            12.2.3. the Executive shall, at the request and expense of the
                    Company, do all things necessary or desirable to substantiate the rights of the Company under this Clause 12.


13.  CONFIDENTIALITY

     It is the duty of the Executive to adhere to the security requirements of the Company and those (where appropriate) of customers. In the course of the Executive's employment he will have access to Confidential Information. Such information is highly sensitive and highly confidential by reason of the damage that could be done to the Company's business by any disclosure to or use by any third party of any such information. The Executive agrees that such Confidential Information is and shall be the exclusive property of the Company.

     13.1. The Executive shall not either during his appointment or at any time after its termination:-

            13.1.1. disclose in any manner to any person or persons (except to those authorised by the Company to know);

            13.1.2. use for his own purposes or for any purposes other than those of the Company;

            13.1.3. through any failure to exercise all due care and diligence cause or permit any unauthorised transfer or disclosure of;

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            any Confidential Information.

     13.2. This restriction shall cease to apply to any information or knowledge which may (otherwise than through the default of the Executive) become available to the public generally.

     13.3. All notes, memoranda, computer and other records and writing made by the Executive relating to the business of the Company or any of its Group Companies shall be held confidential and delivered by him to the Company forthwith upon request save that the Executive shall be entitled to keep copies of Board minutes.

     13.4. Any breach of the Executive's obligations under these clauses during the course of his employment will be treated as gross misconduct, and may result in the application of the disciplinary procedure referred to in clause 15. This is in addition to any liability to pay damages to the Company which a breach of this clause at any time may give rise.

     13.5. The covenants in this clause shall also apply as though references to any Group Company were substituted for references to the Company. The said covenants shall with respect to each Group Company constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the invalidity or unenforceability of the covenants in favour of any other Group Company.


14.  NON-COMPETITION AND NON-SOLICITATION

     14.1. The Executive and the Company acknowledge and agree that it is necessary for the proper protection of the Company's legitimate interests in the trade secrets and Confidential Information referred to in clause 13 above and known to the Executive by virtue of his employment, and of the Company's customer connections, goodwill and sources of supply and each of the foregoing separately, that the Executive accepts the restrictions set out in clauses 14.2 to 14.3.3.

     Provisions applying during employment

     14.2. During the course of his employment hereunder the Executive may not be a director of any company (other than the Company) nor be engaged employed concerned or in any other way interested in any other business other than the business of the Company without the prior written consent of the Company (such consent not to be unreasonably withheld). Any breach of this clause 14.2 may render the Executive liable to summary dismissal by the Company. Nothing in this Clause
            14.2 shall prohibit the Executive from holding shares or debentures quoted or dealt in on a recognised Stock Exchange in the United Kingdom or elsewhere so long as not more than 5 per cent of the shares or stock of any class of any one company is so held.

     Provisions applying after termination

     14.3. The Executive hereby undertakes to the Company that (except with the prior written consent of the Board):-

            14.3.1. he shall not at any time after the termination date (however and whenever such termination occurs) use or procure the use of the name of the Company

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                    whether or not in connection with his own or any other name in any way calculated to suggest that he continues to be connected with the business of the Company or in any way hold himself out as having such connection;

          14.3.2. he shall not for a period of 1 year from the termination date (however and whenever such termination occurs) approach, canvass, solicit, or approach with a view to dealing or discourage from dealing with the Company or otherwise endeavour to entice away from the Company or accept whether as principal, partner, shareholder, Executive, employee independent contractor or otherwise (either on his own account or as the agent or employee of any other person) the custom of any Client, with whom he was directly or indirectly involved with, in respect of any service in any way competitive with the services supplied by the Company during the period of 12 months prior to such termination;

          14.3.3. he shall not during the period of 1 year from the termination date on his own account or for any other person solicit the services of, or endeavour to entice away from the Company or approach with a view to enticing away from the Company, any director, executive or employee of the Company who at the date of the Executive leaving was a director, executive or employee of the Company and with whom the Executive had direct or indirect contact in the 12 months prior to the termination date (whether or not such person would commit a breach of contract by reason of leaving the service of the Company) or knowingly aid or assist in or procure the employment of any such person, with a view to the specific knowledge such person has of the business and affairs of the Company and its clients, being used by or for the benefit of any person carrying on business in competition with the Company.

          For the purposes of sub-clause 14.3.2 the term 'Client' shall mean any person, firm or company who or which shall have been a client of the Company or who shall have been in the habit of dealing with the Company or which was in negotiations with the Company or who received a quote, tender or proposal for the Company during the 12 months preceding the termination of the Executive's employment and being a client with whom the Executive shall have had dealings during the course of his employment.

   14.4. It is hereby declared and agreed, for the avoidance of doubt, that each of the restrictions in clauses 14.3.1 to 14.3.3 above is a separate restriction, to the effect that if it be determined by a Court that any be unlawful or otherwise unenforceable, it shall be disregarded but without effecting the validity or enforcement of the other remaining clauses.

   14.5. The covenants in this clause 14 shall also apply as though references to any Group Company were substituted for references to the Company. The said covenants, shall with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company of the Company.

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15.  DISCIPLINARY AND GRIEVANCE PROCEDURES

     15.1. The Disciplinary procedure applicable to the Executive's employment is as set out in Schedule 6.

     15.2. If the Executive is dissatisfied with any disciplinary decision relating to him or has any other grievance about his employment he should apply in writing to either the Chief Executive Officer or the Chairman of the Company.

     15.3. A meeting of the full Board shall normally be convened within 10 working days of receipt (or as soon as reasonably possible thereafter) of the Executive's written notification in accordance with Clause 15.2. above, at which meeting the Executive shall be entitled to be present.

16.  SUSPENSION

     The Company shall not be under any obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and the Company may at any time or from time to time suspend the Executive from the performance of his duties and exclude him from any premises of the Company or of any client or supplier of the Company (whether or not the Company or the Executive has served notice to terminate this Agreement). During any such period of suspension or exclusion the Company shall continue to pay the Executive his salary.

17.  TERMINATION OF AGREEMENT ON NOTICE

     Notwithstanding the provisions of clause 2.1 but except as provided for in clause 18, the employment of the Executive may be terminated as follows:

     17.1. The notice periods required to be given in writing by either the Executive of the Company to terminate this Agreement are set out in
            Schedule 1.

     17.2. The Company shall not be obliged to provide the Executive with work at any time after notice of termination shall have been given by either party and the Company may in its absolute discretion take any one or more of the following steps in respect of all or part of any unexpired period of notice:-

            17.2.1. pay the Executive his basic salary entitlement in lieu of all or any part of the unexpired period of notice subject to deduction at source of Income Tax and National Insurance Contributions.

            17.2.2. require the Executive to comply with such conditions as the Company may specify in relation to attending or remaining away from the place(s) of business of the Company, its clients or suppliers;

            17.2.3. assign the Executive to such other duties as the Company shall in its absolute discretion determine;

            17.2.4. any powers vested in the Executive or suspend or vary any duties or responsibilities assigned to the Executive.

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     17.3.  During any period of notice of termination whether or not the
            Company exercises its rights under 17.2.2, 17.2.3, or 17.2.4 the Executive shall continue to owe duties of good faith and fidelity and a duty not to undermine the business of the Company or any of its Group Companies, as are provided in Clause 3 above or otherwise.


18.  SUMMARY TERMINATION

     18.1. Notwithstanding the provisions of Clauses 2.1 and 17 the Company shall have the right to terminate this Agreement at any time by summary notice in the event of the Executive:-

            18.1.1. committing any serious or persistent breach of any of the terms of this Agreement.

            18.1.2. being guilty of any gross mismanagement or misconduct or wilful neglect in the discharge of any duty owed by him to the Company or any of its Group Companies;

            18.1.3. being adjudicated bankrupt or making any arrangement or composition with his creditors;

            18.1.4. becoming a patient within the meaning of the Mental Health Act 1983 or having an order made in respect of his property under Section 95 of that Act;

            18.1.5. being convicted of any criminal offence or being guilty of any other conduct which in the reasonable opinion of the Board may affect the performance of his duties under this Agreement or prejudice the interests of the Company or any of its Group Companies.

            18.1.6.  during his employment, committing any breach of Clauses
                     13.1 and 14.2 of this Agreement

     18.2. Such termination shall be without prejudice to any other rights of the Company or any of its Group Companies or the Executive. Any reasonable delay by the Company in exercising such right of termination as set out in this clause 18 shall not constitute a waiver of such a right.

19.  RETIREMENT

     The Company's normal retirement age is 65 for both men and women. Unless the Executive's employment has terminated at any earlier date it will terminate without notice at the end of the month in which his 65th birthday falls.

20.  COMPANY PROPERTY

     The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings and other written, photographic and other tangible material containing Confidential Information which may have been prepared by the Executive or which may have come into his custody or possession are the property of the Company to be used by him only in the proper performance of his duties with the Company.

21.  PROCEDURE FOLLOWING TERMINATION

     Upon termination of his appointment hereunder (howsoever caused) the Executive shall forthwith: -

     21.1 deliver to the Company all property of the Company, including but without limitation, any property mentioned in Clause 20, his Company car, mobile phone, personal computer, lap-top computer, all keys, credit cards, all lists of clients and customers, price lists, details of pending contracts and quotations, business correspondence and all other papers, documents and record in machine readable or eye-readable form or other media which may have been prepared by him or which may have come into his possession in the course of his employment, whether or not in the proper performance of his duties with the Company and he will not retain copies or notes and extracts of such documents or such materials. The Executive shall then (if required by the Company) make an Affidavit to the effect that the whole of the provisions of this clause have been complied with.

     21.2 at the request of the Company resign without claim for compensation from his officeholding as an Executive of the Company.

     Provided always that if for any reason the Executive fails to sign a letter of resignation when requested to do so in accordance with this Clause the Executive hereby unconditionally and irrevocably authorises any other director of the Company to sign a letter of resignation on his behalf.

22.  OTHER AGREEMENTS

     The Executive hereby represents that, except as the Executive has already disclosed in writing to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive's employment with the Company or to refrain from competing directly or indirectly with the business of such previous employer or any other party. The Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence and/or refrain from using any proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company and that he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or any other person or entity. The Executive also represents that, except as disclosed in writing to the Company, he holds no other Directorships in any other Company in the UK or otherwise and that his performance of all the terms of this Agreement will not put him in breach of any fiduciary duty or of a duty not to compete with any other company of which he was in the past or of which he is at present a director.

23.  NOTICES

     Any notice to be given under this Agreement shall either be delivered either personally or by a courier appointed by the Company for the purpose. The address for service of the Company shall be its registered office and the address for service of the Executive shall be his usual or last known place of residence. A notice shall be deemed to have been served, at the time of delivery whether delivered personally or by courier as aforesaid.

24.  FORMER SERVICE AGREEMENTS AND WRITTEN STATEMENT

     24.1 This Agreement shall be in substitution for any previous letters of appointment, agreements, (whether Service Agreements with Sports Fitness Leisure Limited, E Commerce Group Inc or otherwise), arrangements, whether written, oral or implied, relating to the employment of the Executive, any and all of which shall be deemed to have been terminated by mutual consent and the Executive acknowledges that he has no outstanding claims of any kind against Sports Fitness and Leisure Limited and/or E Commerce Group Inc.

     24.2 This Agreement constitutes the written statement of terms of employment of the Executive provided in compliance with Part 1 of the Employment Rights Act 1996.

25.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the Law of England within the exclusive jurisdiction of the Courts of England and Wales.

EXECUTED as and for a deed on the date shown on the first page

EXECUTED and DELIVERED as and       )        ...........................Director

For a Deed by                       )        .................Director/Secretary

EXECUTED and DELIVERED as and
For a Deed by the said in the
presence of: -

Witness signature   ......................................

Name                ......................................

Address             ......................................

                    ......................................

                    ......................................

Occupation          ......................................

                        SCHEDULE 1 - Individual Details
                        -------------------------------

Name:       RICHARD CHARLES NICHOLS


Address:    HAWKERS HILL FARM

            KNAPP LANE

            AMPFIELD, ROMSEY, HAMPSHIRE,  SO51 9BT

Capacity:   CHIEF OPERATING OFFICER of E COMMERCE GROUP INC AND MANAGING
            DIRECTOR OF SPORTS FITNESS AND LEISURE LIMITED.

Date of commencement of continuous employment:  2/nd/ October 1997

Principal place of work:        Currently at Ampfield but likely to be at new
                                offices in West Berkshire, North Hampshire or
                                South Oxfordshire.

Basic Annual Salary of:         (Pounds)75,000.00 per anum

Notice required to terminate
Employment by either side:

During the first year
of employment                                   -     12 months

After the first year
of employment                                   -     12 months

Person to whom the Executive reports:  CHIEF EXECUTIVE OFFICER OF E COMMERCE
                                       GROUP INC (Tony Arnold)

                              SCHEDULE 2 - Duties
                              -------------------

   As Managing Director of Sports Fitness and Leisure Limited, Chief Operating Officer of E Commerce Group Inc and (where applicable) as directors of such other Group Companies to which he is appointed

   Minimum Job Description and Objectives

To be confirmed by reference to the Joint Business Plan
AND such other duties as the Board may determine from time to time.

               SCHEDULE 3 - Bonus and Share Option Arrangements
               ------------------------------------------------

BONUS
-----

During you first year of Employment you will be eligible to participate in the Company's Annual Performance Bonus Scheme ("Bonus Scheme"), subject to the provisions in force from time to time, which is based upon the attainment of both Company and your Personal Objectives. In the case of the later, dependent upon Company Objectives being met.

For this year you could earn up to (Pounds)25,000.00 in this Bonus Year under the following Bonus Scheme:

                1/st/ Half of bonus year       2/nd/ Half of bonus year

Attributable
to:-
revenue         (Pounds)2,000                  (Pounds) 6,000            (32%)

profit          (Pounds)3,000                  (Pounds) 9,000            (48%)

management
buy out         (Pounds)1,250                  (Pounds) 3,750            (20%)
                -------------                  --------------

                (Pounds)6,250                  (Pounds)18,750

Attainment of the above bonus elements will be based on specific goals and objectives for each element. These will be set following the completion of the business planning exercise for the group.

Should you fail to meet these goals and objectives set in any aspect attributed above then you shall have an opportunity to make up for under achievement following completion of the financial provided the audited accounts show achievement of 110% of group budget in the following areas: -

110% achievement of the revenue goals
110% achievement of the NOPBIT
110% achievement of the NOPAT

SHARE OPTIONS
-------------

Upon becoming an Executive of E Commerce Group Inc and only after 12 months qualifying service (since the date of your Service Agreement) as an employee with the Company you shall be entitled to participate in E Commerce Group Inc's Executive Share Option Scheme ("the Scheme").

Participation in such Scheme is subject to any applicable Inland Revenue limits and to the rules of the Scheme for the time being in force.

Allocation of options to acquire shares under the Scheme is entirely a matter for E Commerce Group Inc's discretion and that of its shareholders.

If discretion is exercised in each year the following shares options will be allocated:

End of Year 1 of service  -  option to purchase 10,000 shares @ $2.00 per share
End of Year 2 of service  -  option to purchase 10,000 shares @ $3.50 per share
End of Year 3 of service  -  option to purchase 10,000 shares @ $5.00 per share

E Commerce Group reserves the right to change the rules of the Scheme from time to time by amendment, addition and/or deletion or to discontinue the Scheme altogether or to declare in relation to a particular period that the Scheme will not operate.

                         SCHEDULE 4 - Expenses Policy
                         ----------------------------

You will be reimbursed for all reasonable expense properly incurred by you in the proper performance of your duties, provided such expenses are properly vouched or receipted evidencing actual payment as the Board may reasonably require.

Such expenses can include: -

     (1) fuel for both business and private mileage payable at the rate of (Pounds). 40 pence per mile.

     (2) personal telephone expenses (home and mobile) for business use only or notionally 60% of the total quarterly bill, whichever is greater.

     (3)  business entertaining

If as part of your performance of your duties it is necessary and reasonable for you to undertake air travel then where the duration of the flight is in excess of four hours you may choose to travel Business Class. Where the duration of the flight is under 4 hours you will normally be expected to travel economy class, subject to availability and the convenience of travelling arrangements.

                         SCHEDULE 5 - Benefits in Kind
                         -----------------------------

Subject to the details and terms of each Scheme and insurance policy conditions from time to time in force respectively the following may be provided to you, in the Company's absolute discretion and the Company may exercise its rights to withdraw the same at any time: -

(1) A Subaru Company Car until the end of its Lease Rental Agreement in accordance with the terms of the existing Lease Rental Agreement and thereafter either (1) a Company Car on an approved Lease arrangement provided that the total monthly lease/rental cost to the Company is no more than (Pounds)500.00 per month (inclusive of car servicing); or (2) a car allowance of (Pounds)550.00 per month contribution towards your own vehicle.

(2) Family Health Care Medical Expenses Insurance Cover for you, your spouse or partner and immediate family.

(3)  Permanent Health Insurance

(4) Life Assurance for up to 4X times salary to your estate in the event of you death during the period of your employment.

(5)  Executive's Key Man insurance cover.

                        SCHEDULE 6 - Disciplinary Code
                        ------------------------------

The purpose of the Disciplinary Code is to ensure that any alleged failure to observe the Company' rules and standards of conduct is fairly dealt with and this code applied to the Executive as it does to all employees of the Company.

A report of all disciplinary action taken under this disciplinary code will be kept with the relevant Executive's employment file in the Company's records. A copy of the employment records will be supplied to the Executive on request.

For the purposes of this disciplinary code breaches of the Company's rules are categorised as follows:

     .  misconduct;
     .  gross misconduct;
     .  incapability

PROCEDURE
---------

The following steps will be taken, as appropriate, in all cases where it is considered that disciplinary action is necessary. The Board may, in any individual case, elect to delegate some or all of the procedures listed below to a committee of the Board.

Investigation

No action will be taken before a proper investigation has been undertaken by the Board relating to the circumstances of the matter complained of. If appropriate, the Board may, by written notice, suspend the Executive for a specified period during which time the investigation will be undertaken. In the case of suspension the Executive's contract of employment will be deemed to continue together with the rights specified thereunder including the payment of salary and other benefits in kind, but during the period of suspension the Executive will not be entitled to enter upon the Company's premises except at the prior request or with the prior consent of the Board. Any decision to suspend the Executive will be notified by the Board and confirmed in writing.

Disciplinary Hearing

If the Board decides to hold a disciplinary hearing the Executive will be given details of the complaint against him at least 3 working days' before the hearing. At any disciplinary hearing the Executive will be given an opportunity to state his case.

Appeal

At any stage of the disciplinary procedure the Executive has a right of appeal to (1) the Chief Executive Officer, or (2) the Chairman, or (3) an appointed representative of the Shareholders, where selected by the Chief Executive Officer, or (4) any other Board Member. The Executive must inform one of the persons listed in (1) to (4) above in writing of the wish to appeal within 5 working days of the date of the decision, or action of the Board appealed against.

The Board will conduct an appeal hearing as soon as possible after the Executive has given notice of the wish to appeal. The Executive will be given an opportunity to state his case at the appeal hearing.

The decision reached following the appeal hearing will be notified to the Executive in writing and will be final and binding.

Right of Accompaniment

At all disciplinary and appeal hearings the Executive may choose to be accompanied by another member of staff or a Trade Union Representative ("the Companion"). If the Companion chosen by the Executive is not available at the time proposed for the hearing by the Company, the Executive is entitled to propose that the hearing takes place at a reasonable alternative time. That alternative time must not be later than 5 working days (beginning with the first working day after the date originally proposed by the Company for the hearing) after the day proposed by the Company. The Company will allow any employee time off to act as a Companion to another employee or Executive who is required to attend a disciplinary hearing.

The Companion will be permitted to address the hearing but will not be entitled to answer questions on the Executive's behalf. However, the Executive may, during the course of the hearing, ask for the opportunity to confer privately with his Companion.

MISCONDUCT
----------

Examples of Misconduct

The following are examples of offences which will be treated as misconduct: -

     .  bad time-keeping;

     .  unauthorised absence;

     .  minor damage to Company property;

     .  minor breach of the Company's rules;

     .  failure to observe Company procedures;

     .  minor incidents of abusive behaviour.

These offences are not exclusive or exhaustive any other offences of a similar or equivalent nature and degree will be dealt with as misconduct.

Procedure Following Misconduct

A first warning will be given by the Board and may be oral or written according to the circumstances and the severity of the misconduct. In either event the Executive will be advised that the warning constitutes the first formal stage of this procedure. A note that the warning has been given and a copy of the warning, if it is in writing, will be placed with the relevant Executive's employment file in the Company's records.

If the Executive commits a further offence of misconduct a final warning will be given and confirmed to the Executive in writing. This warning will state that if the Executive commits a further offence of misconduct the employment will be terminated.

If a further offence of misconduct is committed the Executive may be dismissed. The decision to dismiss and the reason for it will be notified to the Executive in writing.

GROSS MISCONDUCT
----------------

Examples of Gross Misconduct

The following are examples of offences which will be treated as gross misconduct: -

     .  theft of Company or employees' property;

     . unauthorised possession of Company or employees' property or use of facilities;

     . unauthorised acceptance of gifts from any customer client or supplier or prospective customer client or supplier of the Company;

     .  serious damage to Company property;

     . misuse or illegal duplication (in the case of software) or removal of Company property;

     . falsification of records, reports, accounts, expense claims or self-certification forms;

     .  refusal to carry out duties or reasonable instructions;

     .  intoxication by reason of drink or drugs;

     .  serious breaches of Company rules;

     .  violent, dangerous or intimidatory conduct;

     .  sexual, physical, mental or racial harassment.

These examples are not exhaustive or exclusive and any other offences of a similar or equivalent nature and degree will be dealt with as gross misconduct.

Procedure following Gross Misconduct

Any incident of gross misconduct will result in immediate dismissal of the person concerned without notice or pay in lieu of notice. The decision to dismiss and the reason for it will be notified to the Executive in writing.

INCAPABILITY
------------

Examples of Incapability

The following are examples of incapability: -

     .  poor performance;

     .  incompetence;

     .  unsuitability;

     .  lack of application.

These examples are not exhaustive or exclusive and instances of a similar or equivalent nature will be dealt with as incapability.

Procedure on Incapability

A first warning will be given by the Board and will be confirmed to the Executive in writing. This warning will state that the Executive's standard of work will be reviewed at the end of a period of one month after the date of the warning. Where appropriate the Executive will be offered additional training in order to assist the Executive to reach a satisfactory level of competence.

If following the review the Executive's standard of work has not improved to a satisfactory level a final warning will be given by the Board and confirmed in writing. The final warning will state that unless the Executive's standard of work improves within a period of one month after the date of the warning the employment will be terminated.

REMOVAL OF WARNINGS FROM RECORDS
--------------------------------

Subject to satisfactory performance and conduct, records of any warning given under these procedures will be removed from the Executive's employment records after 2 years.

If the Executive's standard of work has still not reached a satisfactory level by the end of the further period of one month the Executive may be dismissed. The decision to dismiss and the reason for it will be notified to the Executive in writing.